Exhibit 99.3

Amendment to the LivePerson, Inc. 2018 Inducement Plan

This Amendment (this “Amendment”) of the LivePerson, Inc. 2018 Inducement Plan, is dated as of May 17, 2024.

WHEREAS, LivePerson, Inc. (the “Company”) maintains the LivePerson, Inc. 2018 Inducement Plan (the “Plan”);

WHEREAS, the Plan has been amended several times, most recently on February 13, 2024; and

WHEREAS, the Board of Directors of the Company deems it to be in the best interest of the Company to further amend the Plan to increase the number of shares available for issuance under the Plan by 1,620,000 shares.

NOW, THEREFORE, the Plan (as amended to date), shall be further amended as follows:

1.Stock Available for Awards. Subsection 4(a)(1) of the Plan shall be deleted in its entirety and the following substituted in lieu thereof:

(a)(1) Number of Shares. Subject to adjustment under Section 9, Awards may be made under the Plan for up to the number of shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”) that is equal to 13,079,009 shares of Common Stock.

2. Except as expressly amended by this Amendment, all terms and conditions of the Plan shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned Secretary of the Company certifies that the foregoing Amendment to the Plan was duly adopted by the Board of Directors.

LIVEPERSON, INC.

/s/ Monica Greenberg
_______________________
By: Monica Greenberg
Title: General Counsel